Exhibit 99.1

Contact:	Justin Cressall
Treasurer
(441) 298-0753

PLATINUM UNDERWRITERS HOLDINGS, LTD. REPORTS
FOURTH QUARTER AND YEAR END 2003 FINANCIAL RESULTS

HAMILTON, BERMUDA, FEBRUARY 11, 2004 – Platinum Underwriters Holdings, Ltd. (NYSE: PTP) today reported results for the fourth quarter and year ended December 31, 2003.

Highlights for the quarter are as follows:

•	Net income was $49.8 million.

•	Basic and diluted net income per common share was $1.16 and $1.03, respectively.

•	GAAP combined ratio was 81.9%.

For the quarter ended December 31, 2003 net premiums written were $223.5 million and net premiums earned were $277.8 million.

Net premiums written for Platinum’s Property and Marine, Casualty and Finite Risk segments for the quarter ended December 31, 2003 were $74.5 million, $93.0 million and $56.0 million, respectively, representing 33.4%, 41.6% and 25.0%, respectively, of our total net premiums written. Combined ratios for these segments were 61.2%, 99.1% and 83.6%, respectively.

As of December 31, 2003 total assets were $2,481.9 million of which cash and investments were $1,790.5 million, an increase of $46.2 million and $33.8 million from their respective balances as of September 30, 2003. Net investment income was $15.2 million for the quarter ended December 31, 2003.

As of December 31, 2003 shareholders’ equity was $1,067.2 million and book value per share was $24.79.

Steven H. Newman, Chairman of the Board, commented: “2003 was our first full year of operations. The excellent results demonstrate the effectiveness of Platinum’s platform and the fine execution of our business plan.”

Gregory Morrison, Chief Executive Officer, commented: “I am very pleased with our performance in 2003. We continue to establish ourselves as a leading multi-line reinsurer, committed to underwriting excellence and profitability. Our strong underwriting results, driven by our property and finite segments, have yielded excellent returns for our shareholders. I am excited about our prospects for 2004.”

Highlights for the year ended December 31, 2003 are as follows:

•	Net premiums written were $1,172.1 million and net premiums earned were $1,067.5 million.

•	GAAP combined ratio was 84.7%.

•	Net income was $144.8 million.

•	Basic and diluted net income per common share was $3.37 and $3.09, respectively.

•	Book value per share increased by $3.37 to $24.79 from $21.42 as of December 31, 2002.

Guidance

Based on the experience of the January 1 renewal season, Platinum reaffirms the 2004 guidance it originally gave on December 2, 2003. Specifically, based on the current industry environment, the mix of business underwritten and in the absence of any unusual catastrophe activity, Platinum estimates that net premiums written for 2004 will be approximately $1.4 billion, and its GAAP combined ratio for 2004 will be in the range of 90% to 95%. Platinum expects its combined portfolio of cash and fixed maturity investments will exceed $2.1 billion at year-end 2004. On this basis, Platinum projects that earnings for 2004 will exceed $3.00 per diluted common share based on an estimate of 51,000,000 diluted shares.

Financial Supplement

Platinum has posted a financial supplement on the Financial Reports page of the Investor Relations section of its website (Financial Supplement). The financial supplement provides additional detail regarding Platinum’s financial performance and that of its various business segments.

Teleconference

Platinum will host a teleconference to discuss its financial results on Thursday, February 12, 2004 at 10:00 am Eastern Time (ET). The call can be accessed by dialing 800-289-0518 (US callers) or 913-981-5532 (international callers) or in a listen-only mode via the Investor Relations section of Platinum’s website at www.platinumre.com. Those who intend to access the teleconference should register at least ten minutes in advance to ensure access to the call.

The teleconference will be recorded and made available to those unable to participate from 1:00 pm ET on Thursday, February 12 until midnight ET on Thursday, February 19. To access the replay by telephone, dial 888-203-1112 (US callers) or 719-457-0820 (international callers) and specify passcode 303288. The teleconference will also be archived, for the same period of time, on the Investor Relations section of Platinum’s website at www.platinumre.com.

About Platinum

Platinum Underwriters Holdings, Ltd. (NYSE: PTP) is a leading provider of property, casualty and finite reinsurance coverages, through reinsurance intermediaries, to a diverse clientele on a worldwide basis. Platinum operates through its principal subsidiaries in Bermuda, the United States and the United Kingdom. The Company has a financial strength rating of “A” (Excellent) from A.M. Best Company, Inc. For further information, please visit Platinum’s website at www.platinumre.com.

Safe Harbor Statement Regarding Forward-Looking Statements

Management believes certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan” or “continue.” These forward-looking statements are based upon the Company’s current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and the Company’s future financial condition and results. The uncertainties and risks include, but are not limited to, those relating to implementing the Company’s business strategy and successfully continuing the business acquired in connection with the Company’s initial public offering; the adequacy of the Company’s loss reserves; conducting operations in a competitive environment; conducting operations in foreign countries; dependence upon the availability of key executives and reinsurance brokers; general economic conditions, including the effects of market volatility or a prolonged U.S. or global economic downturn or recession; variations in political, economic or other factors such as currency exchange rates, inflation rates and recessionary or expansive trends; the cyclicality of the property and casualty reinsurance business; tax, legal or regulatory restrictions or limitations applicable to the Company or the property and casualty reinsurance business generally, and changes therein; significant weather-related or other natural or human-made disasters, civil unrest or other external factors over which the Company has no control; and changes in the Company’s plans, strategies, objectives, expectations or intentions, which may happen at any time at the Company’s discretion. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Additionally, forward-looking statements speak only as of the date they are made, and the Company assumes no obligation to update or revise any of them in light of new information, future events or otherwise.

# # #

Platinum Underwriters Holdings, Ltd.
Consolidated Statements of Income and Comprehensive Income
For the Quarter and Year Ended December 31, 2003
(Amounts in thousands, except per share amounts)

	Three Months
	Ended	Year Ended
	December 31, 2003	December 31, 2003

	(Unaudited)	(Unaudited)
Revenues
Net premiums earned	$277,817	$1,067,527
Net investment income	15,231	57,645
Net realized capital (losses) gains	(1,272)	1,499
Other income	182	4,625

Total revenues	291,958	1,131,296

Expenses
Losses and loss adjustment expenses	131,359	584,171
Acquisition expenses	78,723	251,226
Other underwriting expenses	17,575	69,528
Corporate expenses	3,357	23,067
Net foreign currency exchange (gains) losses	(3,341)	114
Interest expense	2,342	9,492

Total expenses	230,015	937,598

Income before income tax expense	61,943	193,698
Income tax expense	12,128	48,875

Net income	$49,815	$144,823

Basic
Weighted average shares outstanding	43,043	43,019
Basic earnings per share	$1.16	$3.37
Diluted
Weighted average shares outstanding	49,868	48,873
Diluted earnings per share	$1.03	$3.09
Comprehensive income
Net income	$49,815	$144,823
Other comprehensive (loss) income, net of tax	(7,815)	8,193

Comprehensive income	$42,000	$153,016

Platinum Underwriters Holdings, Ltd.
Condensed Consolidated Balance Sheets
As of December 31, 2003 and December 31, 2002
($ in thousands, except per share data)

	December 31, 2003	December 31, 2002

	(Unaudited)
Assets
Investments and cash and cash equivalents	$1,790,510	$1,346,702
Receivables	487,917	168,507
Accrued investment income	17,492	9,993
Reinsurance balances (prepaid and recoverable)	18,432	—
Deferred acquisition costs	79,307	49,332
Other assets	88,203	70,353

Total assets	$2,481,861	$1,644,887

Liabilities
Unpaid losses and loss adjustment expenses	$736,934	$281,659
Unearned premiums	305,985	191,016
Debt obligations	137,500	137,500
Commissions payable	176,310	37,562
Other liabilities	57,929	75,904

Total liabilities	1,414,658	723,641
Total shareholders’ equity	1,067,203	921,246

Total liabilities and shareholders’ equity	$2,481,861	$1,644,887

Book value per share	$24.79	$21.42

Platinum Underwriters Holdings, Ltd.
Segment Reporting
For the Three Months Ended December 31, 2003
($ in thousands)

	Three Months Ended

	Property		Finite
	and Marine	Casualty	Risk	Total

	(Unaudited)
Segment underwriting results
Net premiums written	$74,540	92,995	55,957	$223,492
Net premiums earned	90,505	101,195	86,117	277,817

Losses and loss adjustment expenses	34,653	67,347	29,359	131,359
Acquisition expenses	13,420	26,062	39,241	78,723
Other underwriting expenses	7,355	6,835	3,385	17,575

Total underwriting expenses	55,428	100,244	71,985	227,657

Segment underwriting income	$35,077	951	14,132	$50,160

GAAP underwriting ratios
Loss and loss adjustment expense	38.3%	66.6%	34.1%	47.3%
Acquisition expense	14.8%	25.8%	45.6%	28.3%
Other underwriting expense	8.1%	6.7%	3.9%	6.3%

Combined	61.2%	99.1%	83.6%	81.9%

Statutory underwriting ratios
Loss and loss adjustment expense	38.3%	66.6%	34.1%	47.3%
Acquisition expense	15.1%	26.1%	59.2%	30.7%
Other underwriting expense	9.9%	7.3%	6.0%	7.9%

Combined	63.3%	100.0%	99.3%	85.9%

The GAAP underwriting ratios are calculated by dividing each item above by net premiums earned.

The Statutory underwriting ratios are based on statutory accounting principles and are calculated as follows:

     (1)  Losses & loss adjustment expenses are divided by net premiums earned;

     (2)  Acquisition expenses are divided by net premiums written and exclude changes in deferred acquisition costs; and

     (3)  Other underwriting expenses are divided by net premiums written.

Platinum Underwriters Holdings, Ltd.
Segment Reporting
For the Year Ended December 31, 2003
($ in thousands)

	Year Ended

	Property		Finite
	and Marine	Casualty	Risk	Total

	(Unaudited)
Segment underwriting results
Net premiums written	$352,908	474,000	345,234	$1,172,142
Net premiums earned	355,556	391,170	320,801	1,067,527

Losses and loss adjustment expenses	169,944	266,836	147,391	584,171
Acquisition expenses	52,154	101,005	98,067	251,226
Other underwriting expenses	35,598	21,060	12,870	69,528

Total underwriting expenses	257,696	388,901	258,328	904,925

Segment underwriting income	$97,860	2,269	62,473	$162,602

GAAP underwriting ratios
Loss and loss adjustment expense	47.8%	68.2%	45.9%	54.7%
Acquisition expense	14.7%	25.8%	30.6%	23.5%
Other underwriting expense	10.0%	5.4%	4.0%	6.5%

Combined	72.5%	99.4%	80.5%	84.7%

Statutory underwriting ratios
Loss and loss adjustment expense	47.8%	68.2%	45.9%	54.7%
Acquisition expense	14.4%	26.5%	30.2%	23.9%
Other underwriting expense	10.1%	4.4%	3.7%	5.9%

Combined	72.3%	99.1%	79.8%	84.5%

The GAAP underwriting ratios are calculated by dividing each item above by net premiums earned.

The Statutory underwriting ratios are based on statutory accounting principles and are calculated as follows:

     (1)  Losses & loss adjustment expenses are divided by net premiums earned;

     (2)  Acquisition expenses are divided by net premiums written and exclude changes in deferred acquisition costs; and

     (3)  Other underwriting expenses are divided by net premiums written.